Exhibit 99.3

FINANCIAL STATEMENTS (Unaudited)

MIDCONTINENT EXPRESS
PIPELINE LLC

March 31, 2010 and 2009

MIDCONTINENT EXPRESS PIPELINE LLC
STATEMENTS OF INCOME
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues
Transportation services	$51,158	$-

Operating Costs and Expenses
Cost of sales and transportation services	3,842	-
Operations and maintenance	1,279	-
Depreciation and amortization	16,107	-
General and administrative	882	-
Taxes, other than income taxes	7,304	-
Total Operating Costs and Expenses	29,414	-

Operating Income	21,744	-

Other Income (Expense)
Other income	1,762	-
Allowance for funds used during construction	446	4,803
Interest expense, net	(13,004)	(4,946)
Total Other Income (Expense)	(10,796)	(143)

Net Income to Members	$10,948	$(143)

The accompanying notes are an integral part of these financial statements.

MIDCONTINENT EXPRESS PIPELINE LLC
STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2010	2009

Net Income to Members	$10,948	$(143)

Other Comprehensive Income
Change in fair value of derivatives utilized for hedging purposes	-	-
Reclassification of change in fair value of derivatives to net income	42	-
Total Other Comprehensive Income	42	-

Comprehensive Income	$10,990	$(143)

The accompanying notes are an integral part of these financial statements.

MIDCONTINENT EXPRESS PIPELINE LLC
BALANCE SHEETS
(in thousands)
(Unaudited)

	March 31, 2010	December 31, 2009
ASSETS

Current Assets
Cash and cash equivalents	$-	$4
Restricted deposits	201	201
Accounts receivable	19,328	18,918
Prepayments		220
Gas imbalances	1,372	1,792
Total Current Assets	20,901	21,135

Property, Plant and Equipment, Net	2,202,971	2,199,018
Unamortized Debt Expense	5,702	5,933
Deferred Charges and Other Assets	2,761	3,223

Total Assets	$2,232,335	$2,229,309

LIABILITIES AND MEMBERS’ EQUITY

Current Liabilities
Notes payable	$89,035	$29,486
Cash book overdrafts	2,172	1,705
Accounts payable	4,467	5,131
Accrual for construction	18,868	50,003
Gas imbalances	2,670	3,328
Accrued interest	1,762	13,656
Accrued taxes	7,225	-
Other	614	987
Total Current Liabilities	126,813	104,296

Long-term Liabilities and Deferred Credits
Long-term debt	798,881	798,836
Other long term liabilities and deferred credits	1,342	1,569
Total Long-term Liabilities and Deferred Credits	800,223	800,405

Commitments and Contingencies (Note 7)

Members’ Equity
Members’ capital	1,306,525	1,325,876
Accumulated other comprehensive loss	(1,226)	(1,268)
Total Members’ Equity	1,305,299	1,324,608

Total Liabilities and Members’ Equity	$2,232,335	$2,229,309

The accompanying notes are an integral part of these financial statements.

MIDCONTINENT EXPRESS PIPELINE LLC
STATEMENTS OF MEMBERS’ EQUITY
(in thousands)
(Unaudited)
	Three Months Ended March 31, 2010
	Total	Kinder Morgan Operating Limited Partnership “A”	ETC Midcontinent Express Pipeline, L.L.C.
Members’ Equity
Beginning balance	$1,325,876	$662,938	$662,938
Net income to Members	10,948	5,474	5,474
Distributions to Members	(30,299)	(15,150)	(15,149)
Ending balance	1,306,525	653,262	653,263
Accumulated Other Comprehensive Loss
Beginning balance	(1,268)	(634)	(634)
Change in fair value of derivatives used for hedging purposes	-	-	-
Reclassification of change in fair value of derivatives to net income	42	21	21
Ending balance	(1,226)	(613)	(613)
Total Members’ Equity	$1,305,299	$652,649	$652,650

	Three Months Ended March 31, 2009
	Total	Kinder Morgan Operating Limited Partnership “A”	ETC Midcontinent Express Pipeline, L.L.C.
Members’ Equity
Beginning balance	$-	$-	$-
Net income accumulated during the development stage	(143)	(71)	(72)
Contributions from Members	222,000	111,000	111,000
Total Members’ Equity	$221,857	$110,929	$110,928

The accompanying notes are an integral part of these financial statements.

MIDCONTINENT EXPRESS PIPELINE LLC
STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended March 31,
	2010	2009
Cash Flows from Operating Activities
Net income to Members	$10,948	$(143)
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation and amortization	16,107	-
Amortization of debt expense and treasury lock	318	-
Income from the allowance for equity funds used during construction	(1,461)	-
Changes in components of working capital
Accounts receivable	(411)	481
Prepayments	220
Accounts payable	(663)	539
Gas imbalances	224	-
Accrued interest	(11,895)	(1,413)
Accrued taxes	7,225	-
Other current liabilities	(374)	247
Other, net	(227)	6
Net Cash Flows Provided by (Used in) Operating Activities	20,011	(283)

Cash Flows from Investing Activities
Capital expenditures	(49,732)	(604,273)
Net Cash Flows Used in Investing Activities	(49,732)	(604,273)

Cash Flows from Financing Activities
Issuance of debt	99,849	519,951
Payment of debt	(40,300)	(139,337)
Contributions from Members	-	222,000
Distributions to Members	(30,299)	-
Debt issue costs	-	-
Cash book overdrafts	467	(2,738)
Net Cash Flows Provided by Financing Activities	29,717	599,876

Net Decrease in Cash and Cash Equivalents	(4)	(4,680)
Cash and Cash Equivalents at beginning of period	4	4,714
Cash and Cash Equivalents at end of period	$-	$34

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest (net of capitalized interest)	$24,537	$-

The accompanying notes are an integral part of these financial statements.

MIDCONTINENT EXPRESS PIPELINE LLC
NOTES TO FINANCIAL STATEMENTS (Unaudited)

1.  General

Midcontinent Express Pipeline LLC ("Midcontinent Express") owns a long-haul, firm natural gas transportation pipeline with takeaway capacity, either directly or indirectly, from natural gas producing regions located in Texas, Oklahoma, Arkansas and Louisiana. The pipeline provides the capability to transport natural gas supplies to major pipeline interconnects along its route, which originates near Bennington, Oklahoma and traverses east through Texas, Louisiana and Mississippi to its terminus at Transcontinental Gas Pipe Line Corporation’s Station 85 near Butler, Alabama. Midcontinent Express had an initial capacity of up to 1.5 billion cubic feet (“Bcf”) per day with an expansion completed on June 1, 2010 that increased the main segment of the pipeline’s capacity to 1.8 Bcf per day. Midcontinent Express’ total capital cost was approximately $2.3 billion.

On April 12, 2010, ETC Midcontinent Express Pipeline, L.L.C. transferred its 50.00% Membership interest in Midcontinent Express to ETC Midcontinent Express II (“ETC Midcontinent II”) and ETC Midcontinent II transferred 49.90% of the interest in Midcontinent Express to ETC Midcontinent Express III (“ETC Midcontinent III”). All three entities are subsidiaries of Energy Transfer Partners, L.P. (“ETP”). On May 26, 2010, Energy Transfer Equity L.P. (“ETE”), the owner of the general partner of ETP transferred 100% of the member interests in ETC Midcontinent III and an option to acquire 100% of the member interests in ETC Midcontinent II in one year to Regency Energy Partners LP  (“Regency”). As a result of these transactions, ETC Midcontinent II now owns a 0.1% interest and Regency owns a 49.9% interest in Midcontinent Express. Kinder Morgan Operating Limited Liability Partnership “A” (“KMOLPA”), a subsidiary of Kinder Morgan Energy Partners, L.P.’s (“Kinder Morgan Energy Partners”) will continue to own a 50% interest in Midcontinent Express.

2.  Basis of Presentation

Midcontinent Express has condensed or omitted certain information and notes normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In management’s opinion, these financial statements reflect normal and recurring adjustments that are necessary for a fair presentation of Midcontinent Express’ financial results for the interim periods presented, and adequate disclosures have been made to make the information presented not misleading. Certain prior period amounts have been reclassified to conform to the current presentation. These interim financial statements should be read in conjunction with Midcontinent Express’ audited December 31, 2009 financial statements and related notes.

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from these estimates. Subsequent events have been evaluated, which are events or transactions that occurred after March 31, 2010 through the issuance of the accompanying interim financial statements on June 1, 2010.

3.  Members’ Equity

During the three months ended March 31, 2010, Midcontinent Express received no Member contributions. During the three months ended March 31, 2009, Midcontinent Express received Member contributions of $222.0 million that were used to finance construction. During the three months ended March 31, 2010 Midcontinent made distributions totaling approximately $30.3 million. Midcontinent Express did not make any distributions during the three months ended March 31, 2009.

In April 2010, Midcontinent Express paid a quarterly distribution of $27.0 million for the three month period ended March 31, 2010 to its Members.

4.  Financing

Notes Payable

At March 31, 2010, Midcontinent Express had available, a $255.4 million, three-year, unsecured revolving credit facility that was entered into on February 29, 2008, amended in 2009 and is due February 28, 2011.

As of March 31, 2010 and December 31, 2009, Midcontinent Express had outstanding $89.0 million at a weighted-average interest rate of 1.22% and $29.5 million at a weighted-average interest rate of 3.25%, respectively, under its revolving credit facility. During the three months ended March 31, 2010, Midcontinent Express had average borrowings outstanding of $67.0 million with a weighted-average interest rate of 1.43%.

Additionally, the revolving credit facility can be used for the issuance of letters of credit to support the construction of the Midcontinent Express Pipeline, and as of March 31, 2010, a letter of credit having a face amount of $33.3 million was issued under the credit facility. The credit agreement provides for customary commitment fees and letter of credit fees under the revolving credit facility. Based on Members correct credit ratings, as defined in the credit agreement, Midcontinent Express’ facility fee was 10.75 basis points.

Subsequent Event

On April 28, 2010, Midcontinent Express Pipeline LLC announced that it intended to amend its bank credit facility to allow for borrowings up to $175.4 million (a reduction from $255.4 million). This amendment was effective April 30, 2010.

5.  Related Party Transactions

Midcontinent Express has an operating agreement with Kinder Morgan NatGas Operator LLC, a subsidiary of Kinder Morgan Energy Partners, L.P. under which Kinder Morgan NatGas Operator LLC provides and bills Midcontinent Express for various services including information technology services, employee health and life benefits, and insurance for property and casualty risks, at cost. In addition, an overhead fee can be charged by Kinder Morgan NatGas Operator LLC to Midcontinent Express up to a cumulative maximum of $14.7 million during the construction period of the Pipeline. Midcontinent Express was charged overhead fees of $0.4 million and $1.6 million in the three months ended March 31, 2010 and 2009, respectively.

Midcontinent Express’ policy is to settle receivable and payable balances that exist with affiliates in the following month. As of March 31, 2010 and December 31, 2009, Midcontinent Express had less than $0.1 million of accounts receivable with affiliates included in the caption “Accounts receivable” within the accompanying interim Balance Sheets. As of March 31, 2010 and December 31, 2009, Midcontinent Express had $0.2 million and $0.5 million, respectively, of accounts payable with affiliates included in the caption “Accounts payable” within the accompanying interim Balance Sheets.

6.  Regulatory Matters

There are currently no proceedings challenging the rates Midcontinent Express charges. Regulators, as well as shippers on Midcontinent Express, do have rights, under circumstances prescribed by applicable regulations, to challenge the rates Midcontinent Express charges. Midcontinent Express can provide no assurance that it will not face challenges to the rates it charges in the future. Any successful challenge could adversely affect in a material way Midcontinent Express’ future earnings and cash flows. For further discussion of regulatory policy matters that may impact Midcontinent Express, refer to Note 9 of the audited December 31, 2009 financial statements and related notes.

Midcontinent Express Filings

On April 10, 2009, Midcontinent Express placed Zone 1 of the Midcontinent Express natural gas pipeline system into interim service. Zone 1 extends from Bennington, Oklahoma to the interconnect with Columbia Gulf Transmission Company in Madison Parish, Louisiana.  It has a design capacity of approximately 1.5 billion cubic feet per day.  On August 1, 2009, construction of the pipeline was completed, and Zone 2 was placed into service.  Zone 2 extends from the Columbia Gulf interconnect to the terminus of the system in Choctaw County, Alabama.  It has a design capacity of approximately 1.2 billion cubic feet per day.  In an order issued September 17, 2009, the FERC approved Midcontinent Express’ (i) amendment to move one compressor station in Mississippi and modify the facilities at another station in Texas (both stations were among the facilities certificated in the July 2008 Order authorizing the system’s construction) and (ii) request to expand the capacity in Zone 1 by 0.3 billion cubic feet per day (this expansion was completed on June 1, 2010).

On March 31, 2010, Midcontinent Express filed Docket No. RP10-553 to revise its Zone 1 transportation and fuel retention rates effective May 1, 2010 to give recognition to the commencement of the pre-approved expansion to 1.5 Bcf/day in Zone 1.  These rates were approved on April 19, 2010.

On April 30, 2010, Midcontinent Express filed Docket No. RP10-687, its second semi-annual fuel tracker filing to be effective June 1, 2010 as well as revisions to its Zone 1 and Zone 2 transportation rates to recognize the commencement of the expansion of its system to 1.8 Bcf/day in Zone 1 and 1.2 Bcf/day in Zone 2.  The filing is currently pending at the FERC.

7.  Legal and Environmental Matters

Legal

Midcontinent Express is a defendant in various lawsuits arising from the day-to-day operations of its businesses. Although no assurance can be given, Midcontinent Express believes, based on its experiences to date, that the ultimate resolution of such items will not have a material adverse impact on its business, financial position, results of operations or cash flows.

Environmental

Midcontinent Express is subject to a variety of federal, state and local laws that regulate permitted activities relating to air and water quality, waste disposal, and other environmental matters. Midcontinent Express believes that compliance with these laws will not have a material adverse impact on its business, cash flows, financial position or results of operations. However, there can be no assurances that future events, such as changes in existing laws, the promulgation of new laws, or the development of new facts or conditions will not cause Midcontinent Express to incur significant costs.